Exhibit 4.2

CONSOLIDATED EDISON, INC.

AND

THE BANK OF NEW YORK MELLON.

(formerly known as The Bank of New York

(successor as trustee to JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank))),

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 1, 2009

TO

INDENTURE

Dated as of April 1, 2002

Providing for an Amendment to the Indenture

This First Supplemental Indenture, dated as of August 1, 2009, between CONSOLIDATED EDISON, INC., a corporation organized and existing under the laws of the State of New York (herein called the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))), as Trustee (herein called the “Trustee”):

RECITALS OF THE COMPANY

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of April 1, 2002, (the “Indenture”) to provide for the issuance in one or more series of its unsecured debentures, notes or other evidences of indebtedness (herein called the “Securities”) and to provide for the general terms and conditions upon which the Securities are to be authenticated, issued and delivered; and

WHEREAS, in accordance with Section 10.01(d) of the Indenture, the Company and the Trustee, without the consent of Securityholders, may enter into indentures supplemental to the Indenture for the purpose of curing any ambiguity contained in the Indenture, correcting or supplementing any provision of the Indenture which may be inconsistent with any other provisions contained in the Indenture, or making certain other provisions in regard to the Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture to amend and supplement the Indenture to clarify that any “other conditions, limitations or restrictions thereafter to be observed” added to the Indenture pursuant to supplemental indentures entered into pursuant to Section 10.01(e) of the Indenture are to be observed “by the Company”; and

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been done, performed and fulfilled, and the execution and delivery of this First Supplemental Indenture have been authorized in accordance with the resolution of the Company’s Board of Directors;

NOW, THEREFORE, in consideration of the premises and of the sum of $1 duly paid by the Trustee at the execution of these presents, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

Amendment to the Indenture

Section 1.01. Amendment to Section 10.01(e). Section 10.01(e) of the Indenture is hereby amended by deleting 10.01(e) in its entirety and substituting for it the following:

“(e) to establish the form and terms of the Securities of any series as permitted in Sections 2.01, 2.02 and 2.03 or to authorize the issuance of additional Securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the Securities of any series, as herein set forth, or to add other conditions, limitations or restrictions thereafter to be observed by the Company; and”

ARTICLE TWO

Miscellaneous

Section 2.01. Execution as Supplemental Indenture. The Indenture as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith, and all of the terms and conditions of this First Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

Section 2.02. Responsibility for Recitals, Etc. The recitals herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 2.03. Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements in this First Supplemental Indenture contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

Section 2.04. Law of New York to Govern. This First Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be construed in accordance with the law of said State.

Section 2.05. Execution and Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all on the day and year first above written.

CONSOLIDATED EDISON, INC.

By:	/s/ Robert Hoglund
Robert Hoglund Senior Vice President and Chief Financial Officer

[CORPORATE SEAL] Attest:

/s/ Carole Sobin
Carole Sobin Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Laurence J. O’Brien Vice President

[CORPORATE SEAL] Attest:

/s/ Christopher Greene
Christopher Greene Vice President